Exhibit 99.6

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Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/ 5522

[Form of Legal Opinion]

[DATE: same as the effective date of the Registration Statement]

Middle Kingdom Alliance Corp. and its successors (“Middle Kingdom”)

333 Sandy Spring Circle, Suite 223

Atlanta, GA 30328

United States

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as the PRC counsel to Pypo Digital Company Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, and to its subsidiaries and affiliates in the PRC in connection with the Agreement and Plan of Merger, Conversion and Share Exchange (the “Merger Agreement”), dated as of September 5, 2008, and Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange (the “Amendment No.1”, together with the Merger Agreement, the “SEA”), dated as of January 6, 2009, by and among Middle Kingdom, MK Arizona Corp., the Company, Pypo Holdings (HK) Company Limited (“Pypo HK”), Beijing Pypo Technology Group Company Limited (the “PRC Subsidiary”), Arch Digital Holdings Limited and Capital Ally Investments Limited. We have been requested to give this opinion pursuant to Section 13.2(g) of the Merger Agreement.

A. Documents and Assumptions

In rendering this opinion, we have examined the originals or copies of the documents provided to us by the Company and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In our examination of the Documents, we have assumed without independent investigation and inquiry that (“Assumptions”):

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i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents other than the PRC Subsidiary is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Subsidiary, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

iii.	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iv.	The laws of any country or region other than China which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

v.	All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant Government Agencies, and all the Documents and the factual statements provided to us by the Company, the PRC Subsidiary and the Domestic Companies, including but not limited to those set forth in the Documents, are complete, true and correct. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority; and

vi.	The applicable PRC statute, judgment, order or decree, rule, regulation and facts shall remain unchanged as of the date hereof and will not be changed.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)

“Domestic Companies” mean any other PRC entities which are affiliated with the PRC Subsidiary, including any Person (as defined in the SEA) that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the PRC Subsidiary. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract (as defined in the SEA) or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or

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more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members. For the avoidance of doubt, Domestic Companies shall include the companies listed in Schedule 1 hereto;

(b)	“Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(c)	“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(d)	“Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of the Company and its affiliates in the PRC (including the PRC Subsidiary) taken as a whole;

(e)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(f)	“PRC Laws” mean all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC;

(g)	“PRC Subsidiary” means Beijing Pypo Technology Group Company, Limited;

(h)	“Registration Statement” means the Registration Statement on Form S-4, including all amendments or supplements thereto, filed by MK Arizona Corp. with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the transactions contemplated in the SEA;

(i)	“SAFE” means the State Administration of Foreign Exchange and/or a local branch thereof.

Based on our review of the Documents, subject to the foregoing Assumptions, qualifications, and except as disclosed in the SEA and in the Registration Statement, we are of the opinion that:

1.

Except as disclosed in the Risk Factors in the Registration Statement titled “PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Pypo’s PRC resident shareholders or Pypo to penalties and limit Pypo’s ability to inject capital into its PRC operating companies, limit its PRC operating companies’ ability to distribute profits

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to Pypo, or otherwise adversely affect Pypo”, the individual beneficiary shareholders of the Company who are PRC residents (the “PRC Shareholders”) have obtained all necessary PRC Governmental Authorizations in connection with (a) their direct or indirect ownership of shares and equity interest in the Company and Pypo HK, which have established or acquired foreign-invested entities in the PRC, and (b) the establishment of the Company and Pypo HK.

2.	All necessary PRC Governmental Authorizations were duly obtained in connection with the acquisition by the Company or Pypo HK of the equity interest in the PRC Subsidiary.

3.	All necessary and material PRC Governmental Authorizations were duly obtained in connection with any operations in the PRC by the Company conducted through the PRC Subsidiary and any of the Domestic Companies.

4.	Except for a duty of the PRC Shareholders of the Company to file with SAFE after the closing of the share exchange between the Company and Middle Kingdom, it is not necessary or advisable under the laws of the PRC for the execution, delivery, validity or the performance or the enforceability of the SEA to obtain any PRC Governmental Authorizations in connection with the execution, delivery or performance of the SEA.

5.	The PRC Subsidiary has been duly incorporated and validly exists as a wholly foreign-owned enterprise with limited liability under the PRC Laws. One hundred percent (100%) of the equity interest in the PRC Subsidiary is owned by Pypo HK. The PRC Subsidiary has the enterprise legal person status. The registered capital of the PRC Subsidiary has been fully paid in accordance with the applicable PRC laws and the articles of association of the PRC Subsidiary. To our best knowledge after due inquiry, except the pledge as disclosed in the section in the Registration Statement titled “Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources”, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of the PRC Subsidiary.

6.	Each of the Domestic Companies has been duly incorporated as a limited liability company and validly exists under the PRC Laws. Each of the Domestic Companies has the enterprise legal person status. The registered capital of each of the Domestic Companies has been duly paid in accordance with the applicable PRC laws and the articles of association of the Domestic Companies. To our best knowledge after due inquiry, except for those contemplated under the VIE Documents (defined in Section 18 below) and as described in Schedule 1 hereto, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of any of the Domestic Companies.

7.

Each of the PRC Subsidiary and the Domestic Companies has sufficient corporate right, power and authority for it to own, use, lease and license its assets and conduct its business in the manner described in its business license. Each of the PRC Subsidiary and the Domestic Companies has obtained all material Governmental Authorizations from, and completed all material filings

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with, the Government Agencies that are necessary for it to own, lease and license its assets and conduct its business in the manner described in its business license. Such Governmental Authorizations contain no material burdensome restrictions that are not described in the SEA or the Registration Statement. To our best knowledge after due inquiry, each of the PRC Subsidiary and the Domestic Companies is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Subsidiary and the Domestic Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.

8.	To our best knowledge after due inquiry, the articles of association and the business license of each of the PRC Subsidiary and the Domestic Companies are in compliance with the requirements of the applicable PRC Laws in all material aspects and are in full force and effect.

9.	To our best knowledge after due inquiry, the business carried out by each of the PRC Subsidiary and the Domestic Companies complies with its articles of association and the PRC Laws in all material aspects. No Governmental Authorizations other than those already obtained is required under the PRC Laws for carrying out the business of each of the PRC Subsidiary and the Domestic Companies described in the SEA.

10.	Except as disclosed in the Risk Factors in the Registration Statement titled “Pypo has several operating entities located in a number of cities throughout China, which rely on the availability of space and facilities for lease in order to conduct business”, and to our best knowledge after due inquiry, each of the PRC Subsidiary and the Domestic Companies has legal and valid title to all of material assets related to its core business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions; each lease agreements whose annual rental fee is in excess of US$50,000 is duly executed and legally binding; its leasehold interests are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under PRC Laws; and, to the best of our knowledge, none of the PRC Subsidiary and the Domestic Companies owns, operates, manages or has any other right or interest in any other material real property of any kind, except for the leased properties whose annual rental fee is below US$50,000 or the properties owned by the PRC Subsidiary or the Domestic Companies themselves.

11.	All dividends and other distributions declared and payable upon the equity interest of the PRC Subsidiary and the Domestic Companies which are directly owned by the PRC Subsidiary in accordance with the PRC Laws may under the current PRC Laws be paid to the direct shareholder of the PRC Subsidiary in Renminbi which may be converted into U.S. dollars and freely transferred out of the PRC, provided however, that the current or future PRC Shareholders of the Company shall complete and update the necessary foreign exchange registration for their inbound investments in the PRC in accordance with the relevant PRC Laws on foreign exchange regulations on a timely basis.

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12.	To our best knowledge after due inquiry there is no current, pending or threatened PRC legal, regulatory, administrative or other governmental decision, ruling, order, demand, action, proceeding or initiative to which any of the PRC Subsidiary or the Domestic Companies is a party to or to which any of the assets of the PRC Subsidiary and the Domestic Companies are subject, that could have a Material Adverse Effect on the PRC Subsidiary or the Domestic Companies.

13.	To our best knowledge after due inquiry, none of the PRC Subsidiary and the Domestic Companies has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

14.	The PRC Subsidiary has full power and authority, and has duly obtained all necessary PRC Governmental Authorizations, to execute the SEA and perform its obligations thereunder. The PRC Subsidiary has taken all necessary corporate action to authorize the execution and performance of the SEA.

15.	The PRC Subsidiary has full power and authority to execute the Executive Employment Agreement with Hengyang Zhou and Francis Wan and perform its obligations thereunder in accordance with PRC Laws, to the extent that the policies, practice and plans of the PRC Subsidiary referred to but not expressed in the Executive Employment Agreements do not violate PRC Laws.

16.	The execution and delivery of, and the performance of the obligations under, the SEA by the PRC Subsidiary does not and will not result in a breach or violation of or constitute a default under (i) any provisions of the articles of association, business licenses or any Governmental Authorizations of the PRC Subsidiary; or (ii) any explicit requirements under the applicable PRC Laws.

17.	The choice of the laws of the State of New York as the governing law of the SEA, is a valid choice of law provision and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the PRC, except for those laws the application of which would be inconsistent with public policy, as such term is interpreted under laws of the PRC.

18.	To our best knowledge, each of the contracts, agreements or documents relating to Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”) and Beijing Dongdian Wuxian Technology Co., Ltd. (“Beijing Dongdian”), as listed in Schedule 2 hereto (collectively, the “VIE Documents”), is valid and enforceable against all parties involved in the VIE Documents and does not violate any mandatory provisions of the applicable PRC Laws.

19.

On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore special purpose

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vehicles formed for the purpose of overseas listing of the equity interests in PRC companies and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles.

Based on our understanding of the current PRC Laws publicly available as of the date hereof, we believe that since (a) the restructuring of PRC Subsidiary from a domestic company to a Sino-foreign joint venture company was completed in June 2006, before the New M&A Rules became effective, and (b) the restructuring of PRC Subsidiary from a Sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under the PRC regulations related to foreign investment enterprises rather than the New M&A Rules (which only applies to the acquisition of domestic PRC companies), and (c) the business combination transactions described in the SEA are between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the New M&A Rules and Related Clarifications, therefore the Company is not required to obtain the approval of the CSRC under the New M&A Rules in connection with the transactions described under the SEA.

20.

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress of PRC passed the Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”), which became effective on January 1, 2008. On November 28, 2007, the State Council at the 197th Executive Meeting passed the Regulation on the Implementation of the Income Tax Law of the People’s Republic of China (the “Implementation Regulation”), which became effective on January 1, 2008. On January 9, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (Guoshuifa [2009] No. 3, the “Measures”, together with the Implementation Regulation, the “Implementation Rules”), which became effective on January 1, 2009.

Pursuant to the EIT Law and the Implementation Rules, enterprises are classified as “resident enterprises” and “non-resident enterprises”, where (1) a “resident enterprise” refers to an enterprise that is established under PRC Laws, or which is established under the law of a foreign country (region) but whose “de facto management bodies” are located in China; and (2) a “non-resident enterprise” refers to an enterprise established under the law of a foreign country (region) whose “de facto management bodies” are not inside China, but which has establishments or places of business inside China, or which does not have any establishments or places of business inside China but has income sourced from China. Further, the “de facto management body” is defined as a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

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Under the EIT Law and the Implementation Rules, (1) the “resident enterprises” are subject to a uniform enterprise income tax rate of 25% on their global income; (2) the “non-resident enterprises” which have establishments or places of business inside China are subject to the enterprise income tax rate of 25% on their income sourced from China in connection with their establishments or places of business inside China as well as on the incomes which such “non-resident enterprises” earn outside China but which has effective connection with their establishments or places of business in China; (3) the “non-resident enterprises” are subject to the enterprise income tax rate of 10% on their income sourced from China, if such “non-resident enterprises” (i) do not have establishments or places of business in China or (ii) have establishments or places of business in China, but the relevant income does not have effective connection with their establishments or places of business within China. The Implementation Regulation defines the “effective connection” as the equity ownership or creditor’s rights from which the income is generated and the ownership, management and control of assets from which the income is generated. Further, the income taxes on the income described in (3) of this paragraph shall be withheld by income sources, which shall act as the obligatory withholder according to the EIT Law. Pursuant to the Measures, the entities or persons which have the direct obligation to make the following payment to a “non-resident enterprise” shall be the relevant tax withholders for such “non-resident enterprise”, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two “non-resident enterprises” which occurs outside China, the “non-resident enterprise” which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant “non-resident enterprise”. However, it is unclear whether the Measures refers to the equity transfer by a “non-resident enterprise” which is direct or indirect shareholder of the said PRC company.

Based on the above, (1) the Company may be subject to the uniform 25% enterprise income tax rate on its global income, if the Company is considered as a “resident enterprise”; (2) the Company may be subject to the 25% enterprise income tax rate, if (i) the Company is considered as a “non-resident enterprise” that has establishments or places of business inside China, and (ii) the income in connection with its establishment or place of business is sourced from China or the income is earned outside China but has effective connection with its establishments or places of business inside China; (3) the Company may be subject to the 10% enterprise income tax rate on its income, such as dividends received from its subsidiaries in China, if the Company is considered as a “non-resident enterprise”, and the Company (i) does not have an establishment or place of business in China or (ii) has an establishment or place of business in China, but the relevant income does not have effective connection with its establishment or place of business within China; (4) the offshore shareholders or investors of the Company (collectively the

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“Investors of the Company”) may be subject to 10% enterprise income tax rate on their incomes, such as dividends received from the Company, if (i) the dividends are considered as income sourced from China, and (ii) the Investors of the Company are considered as “non-resident enterprises” which do not have establishments or places of business in China, or which have establishments or places of business in China, but the relevant incomes do not have effective connection with their establishments or places of business within China; (5) the Investors of the Company may be subject to 10% enterprise income tax rate on the gains realized from the transfer of their shares of the Company, if (i) the gains are considered as income sourced from China, and (ii) the Investors of the Company are considered as “non-resident enterprises” which do not have establishments or places of business in China, or which have establishments or places of business in China, but the relevant gains do not have an effective connection with the establishments or places of business within China; (6) such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between China and the jurisdictions in which the Investors of the Company reside, and (7) the Company may have an obligation to withhold income tax in respect of the dividends described in (4) above, but would not have an obligation to withhold income tax in respect of the gains described in (5) above from the transfer of shares of the Company under the EIT Law and the Implementation Rules.

Certain terms of the EIT Law and the Implementation Rules, such as the definitions of “resident enterprises”, “non-resident enterprises”, “de facto management bodies” and “income sourced from China” are unclear. The Company is incorporated in the Cayman Islands, the immediate holding company of the PRC Subsidiary is incorporated in Hong Kong, and most of the Company’s management members are based in the PRC while some of the directors and senior managers of the Company have foreign (non-PRC) nationalities. The interpretation, implementation and application of the EIT Law and the Implementation Rules are subject to the final discretion of the relevant PRC tax authorities, which may in practice determine a company’s tax payment and withholding obligations on a case by case basis. Given the short history of the EIT Law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will apply the PRC tax treatment to a foreign company such as the Company, which has indirect interests in PRC Subsidiary and Domestic Companies. Moreover, it remains unclear whether the incomes of the Company, the dividends payable by the Company and the gains realized from the transfer of shares of the Company, will be regarded as income from sources within the PRC.

21.

The statements set forth in the Registration Statement under the headings “Summary Material Terms of the Transaction”, “Summary”, “Information About Pypo-Regulatory Matters” and “Certain Relationships and Related Party Transactions” and those certain Risk Factors in the Registration Statement that begin with the following: “The principal shareholder of Beijing Feije…”, “Pypo may be subject to product liability claims for products it directly sells to end users”, “As a holding company, Pypo Cayman…”, “Uncertainties with respect to the PRC legal system…”, “It may be difficult to acquire jurisdiction”, “Governmental control of foreign exchange markets…”, “Pypo Cayman or MK Cayman may be treated as a resident enterprise…”, “Dividends Pypo Cayman or MK Cayman receives from subsidiaries…”, “Dividends that shareholders receive…”, “Pypo’s intercompany loans are subject to PRC regulations…”, “PRC

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regulation of loans…”, “PRC regulations relating to the establishment of offshore special purpose vehicles…”, and “The approval of the Chinese Securities Regulatory Commission…”, insofar as such statements constitute summaries of Chinese law and regulations or legal conclusions with respect thereto, constitute correct and fair summaries of the matters described therein in all material aspects.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following qualifications:

(a)	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

(b)	This opinion is intended to be used in the context which is specifically referred to herein;

(c)	The PRC laws and regulations referred to herein are laws, regulations, statutes, rules, decrees, notices and supreme court’s judicial interpretations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws, regulations, statutes, rules, decrees, notices and supreme court’s judicial interpretations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect;

(d)	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion; and

(e)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of responsible officers of the PRC Subsidiary and PRC government officials.

This opinion is rendered at the request of and solely for the benefit of Middle Kingdom and its security holders in connection with the above matters. This opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion and reference to our firm name in the Registration Statement.

Yours faithfully,

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Schedule 1

LIST OF DOMESTIC COMPANIES

No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
Subsidiaries of the PRC Subsidiary

1.	Heilongjiang PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

2.	Shenyang PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

3.	Shandong PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

4.	Shanxi PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

5.	Jilin PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

6.	Inner Mongolia PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

7.	Beijing PYPO Communications Technology Co., Ltd.	Limited Liability Company	PRC	100%

8.	Shanghai PYAO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

9.	Anhui PYPO Electronics Co., Ltd.	Limited Liability Company	PRC	100%

10.	Zhejiang PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

11.	Nanjing PYAO Technology Co., Ltd.	Limited Liability Company	PRC	100%

12.	Sichuan Huasong PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

13.	Chongqing PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

14.	Gansu PYPO Digital Technology Co., Ltd.	Limited Liability Company	PRC	100%

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
15.	Guizhou PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

16.	Jiangxi PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

17.	Beijing PYPO Times Technology Co., Ltd.	Limited Liability Company	PRC	50%*

18.	Guangxi PYPO Communications Equipment Co., Ltd.	Limited Liability Company	PRC	100%

19.	Fujian PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100%

20.	Beijing Yitong Shenglian Investment Consulting Co., Ltd.	Limited Liability Company	PRC	100%

21.	Guangdong PYPO Technology Co., Ltd.	Limited Liability Company	PRC	100% owned through Shanghai PYAO Digital Technology Co., Ltd.

22.	Shenzhen PYPO Communications Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Guangdong PYPO Technology Co., Ltd.

23.	Beijing Yipai-top Communications Technology Co., Ltd.	Limited Liability Company	PRC	50%**

24.	Jiangsu PYPO Technology Co., Ltd.	Limited Liability Company	PRC	99%***

Consolidated Affiliated Entity and its Subsidiaries

25.	Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”)	Limited Liability Company	PRC	Dongping Fei: 50% Zhikuan Guan: 50% #

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
26.	Beijing Dongdian Wuxian Technology Co., Ltd.	Limited Liability Company	PRC	100% owned by Beijing Feijie ##

27.	Beijing Zhongshi PYPO Cinema Cultural Co., Ltd.	Limited Liability Company	PRC	100% owned by Beijing Dongdian

28.	Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd.(“Hebei Guoxun”)	Limited Liability Company	PRC	51% owned by Beijing Feijie+

29.	Cangzhou Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

30.	Baoding Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

31.	Langfang Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

32.	Zhangjiakou Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

33.	Handan Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

34.	Tangshan Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

35.	Xingtai Guoxun Huifang Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Hebei Guoxun

36.	Henan Xinya Telecommunications Equipment Co., Ltd. (“Henan Xinya”)	Limited Liability Company	PRC	51% owned by Beijing Feijie++

37.	Kaifeng Xinya Telecommunications Equipment Co., Ltd.	Limited Liability Company	PRC	100 owned by Henan Xinya

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
38.	Kunming Golden Broadway Technology Development Co., Ltd. (the “Kunming Golden Broadway”)	Limited Liability Company	PRC	51% owned by Beijing Feijie +++

39.	Hunan Feon Telecommunications Technology Co., Ltd. (“Hunan Feihong”)	Limited Liability Company	PRC	100% owned by Beijing Feijie

40.	Liuyang Feon Telecommunications Technology Co., Ltd.	Limited Liability Company	PRC	100% owned by Hunan Feihong

41.	Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. (“Inner Mongolia Zhongyu”)	Limited Liability Company	PRC	51% owned by Beijing Feijie ++++

42.	Huhhot Chuangxin Zhongyu Shidai Mobile Phones Marketing and Management Co., Ltd.	Limited Liability Company	PRC	100% owned by Inner Mongolia Zhongyu

43.	Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. (“Jiangsu Guanzhilin”)	Limited Liability Company	PRC	51% owned by Beijing Feijie +++++

44.	Suzhou Industrial Park Guanzhilin Trading Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

45.	Wujiang Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

46.	Taicang Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

47.	Kunshan Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

48.	Wuxi Guance Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
49.	Nanjing Guanzhilin Pengshi Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

50.	Yangzhou Shenglin Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

51.	Yancheng Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

52.	Xuzhou New Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

53.	Nantong Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

54.	Taizhou Hailing Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

55.	Heze Guanzhilin Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

56.	Zaozhuang Guanzhilin Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

57.	Jining Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

58.	Dongying Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

59.	Binzhou Guanzhilin Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
60.	Zibo Yanglin Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

61.	Jiangsu Guanzhilin Mobile Phones Hypermarket Rizhao Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

62.	Tai’an Xinxin Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

63.	Dezhou New Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

64.	Weifang Yuandu Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

65.	Shandong Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

66.	Qingdao Yanglin Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

67.	Shanxi Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

68.	Datong Guanzhilin Commercial Trading Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

69.	Shanghai Guanzhilin Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

70.	Changshu Guanzhilin Mobile Phones Hypermarket Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu Guanzhilin

71.	Gansu Guanzhilin Communication Equipment Co., Ltd.	Limited Liability Company	PRC	100% owned by Jiangsu

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No.	Name of Company	Entity Type	Jurisdiction of Incorporation	Equity Ownership
Guanzhilin

*	The remaining 50% equity ownership interest in Beijing PYPO Shidai Technology Co., Ltd. is held by Beijing Shidai Tiancheng Technology Co., Ltd.
**	The remaining 50% equity ownership interest in Beijing Yipai-top Communication Technology Co., Ltd. is held by Qing Wang, a PRC individual designated by Shenzhen Eternal Asia Supply Chain Co., Ltd.
***	The remaining 1% equity ownership interest in Jiangsu PYPO Science & Technology Co., Ltd. is held by Beijing Yitong Shenglian Investment Consulting Co., Ltd.
#	100% equity ownership interest has been pledged to the PRC Subsidiary.
##	100% equity ownership interest has been pledged to the PRC Subsidiary.
+	The remaining 49% equity ownership interest in Hebei Guoxun Huifang Communication Equipment Co., Ltd. is held by Mr. Xinyu Zhao, a PRC individual. Such 49% equity ownership interest shall be pledged to Beijing Feijie according to an Equity Interest Pledge Agreement dated April 30, 2008, among Beijing Feijie, Xinyu Zhao and Hebei Guoxun, and such pledge shall be registered with local Administration for Industry and Commerce (the “AIC”).
++	The remaining 49% equity ownership interest in Henan Xinya Communication Equipment Co., Ltd. is held by Mr. Yamin Zhang, a PRC individual. Such 49% equity ownership interest shall be pledged to Beijing Feijie according to an Equity Interest Pledge Agreement dated August 1, 2008, among Beijing Feijie, Yamin Zhang and Henan Xinya, and such pledge shall be registered with local AIC.
+++	The remaining 49% equity ownership interest in Kunming Golden Broadway Technology Development Co., Ltd. is held by Mr. Mingxi Qiu, a PRC individual. Such 49% equity ownership interest shall be pledged to Beijing Feijie according to an Equity Interest Pledge Agreement dated July 18, 2008, among Beijing Feijie, Mingxi Qiu and Kunming Golden Broadway, and such pledge shall be registered with local AIC.
++++	The remaining 49% equity ownership interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. is held by Mr. Baihe Jiang, a PRC individual. Such 49% equity ownership interest shall be pledged to Beijing Feijie according to an Equity Interest Pledge Agreement dated November 21, 2008, among Beijing Feijie, Baihe Jiang and Inner Mongolia Zhongyu, and such pledge shall be registered with local AIC.
+++++	The remaining 49% equity ownership interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. is held by Mr. Zhuqun Peng, a PRC individual. Such 49% equity ownership interest has been pledged to Beijing Feijie.

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Schedule 2

LIST OF VIE DOCUMENTS

I.	VIE Documents of Beijing Feijie:

1.	Frame Contract by and among the PRC Subsidiary, Beijing Feijie, Hui Liu, Dongping Fei and Zhikuan Guan dated September 1, 2008;

2.	Nominee Letter by and between the PRC Subsidiary and Dongping Fei dated September 1, 2008;

3.	Nominee Letter by and between the PRC Subsidiary and Zhikuan Guan dated September 1, 2008;

4.	Loan Agreement by and between the PRC Subsidiary and Dongping Fei dated September 1, 2008;

5.	Loan Agreement by and between the PRC Subsidiary and Zhiguan Kuan dated September 1, 2008;

6.	Exclusive Option Agreement by and among the PRC Subsidiary, Beijing Feijie and Dongping Fei dated September 1, 2008;

7.	Exclusive Option Agreement by and among the PRC Subsidiary, Beijing Feijie and Zhikuan Guan dated September 8, 2008;

8.	Exclusive Business Cooperation Agreement by and between the PRC Subsidiary and Beijing Feijie dated September 1, 2008;

9.	Equity Interest Pledge Agreement by and among the PRC Subsidiary, Beijing Feijie and Dongping Fei dated September 1, 2008;

10.	Equity Interest Pledge Agreement by and among the PRC Subsidiary, Beijing Feijie and Zhikuan Guan dated September 8, 2008;

11.	Power of Attorney by Dongping Fei in favor of PRC Subsidiary dated September 1, 2008;

12.	Power of Attorney by Zhikuan Guan in favor of PRC Subsidiary dated September 8, 2008.

II.	VIE Documents of Beijing Dongdian:

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1.	Exclusive Business Cooperation Agreement by and between PRC Subsidiary and Beijing Dongdian dated July 28, 2008;

2.	Equity Interest Pledge Agreement by and among PRC Subsidiary, Beijing Feijie and Beijing Dongdian dated August 5, 2008;

3.	Exclusive Option Agreement by and among PRC Subsidiary, Beijing Feijie and Beijing Dongdian dated August 5, 2008;

4.	Power of Attorney by Beijing Feijie in favor of PRC Subsidiary dated August 5, 2008.